Exhibit 99.1

Semtech Announces Second Quarter Results

    CAMARILLO, Calif.--(BUSINESS WIRE)--Aug. 30, 2005--Semtech Corporation (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced financial results for its second quarter of fiscal year 2006 that ended July 31, 2005.
    Net sales for the second quarter of fiscal year 2006 were $58.0 million, up from $56.2 million in the first quarter of fiscal year 2006 and down from $68.3 million in the prior year second quarter. Net sales for the first six months of fiscal year 2006 were $114.2 million, down from $130.2 million in the first six months of fiscal year 2005.
    On June 23, 2005, Semtech completed the acquisition of XEMICS SA, a Swiss-based developer of ultra-low power analog, radio frequency and digital integrated circuits aimed at adding value in highly integrated battery powered wireless and sensing applications. XEMICS' current revenue stream comes from a portfolio of standard and custom products that are used in battery powered applications, remote metering, embedded systems and medical devices. XEMICS, now referred to as Semtech's Wireless and Sensing Products business unit, contributed $2.9 million of net sales to the second quarter of fiscal year 2006.
    Consistent with purchase accounting treatment, the second quarter of fiscal year 2006 includes a charge of $4.0 million for the write-off of in-process research and development (R&D), as well as a charge of $136,000 for the amortization of intangibles and other items related to the XEMICS acquisition. The net-of-tax impact on earnings from acquisition related items was 5 cents per diluted share in the second quarter. Also included in second quarter results is a pre-tax gain of $1.7 million, which is net of related second-quarter legal expenses, that resulted from settlements with two of the three insurance companies sued by Semtech to recover amounts associated with resolution of a past customer dispute. On a net-of-tax basis, the net settlements added 1 cent per diluted share to second quarter earnings. The case against the remaining insurance company is scheduled to go to trial in the third quarter of this fiscal year.
    Net income for the second quarter of fiscal year 2006, including the net negative impact of 4 cents per diluted share of the acquisition items and settlements, was $7.4 million or 10 cents per diluted share. Net income for the first six months of fiscal year 2006 was $18.2 million or 24 cents per diluted share. Net income was $17.4 million or 22 cents per diluted share in the second quarter of fiscal year 2005 and was $32.2 million or 41 cents per diluted share for the first six months of fiscal year 2005.
    Semtech generated $10.6 million of positive operating cash flow in the second quarter of fiscal year 2006 and $24.0 million in the first six months of the year. The Company used $9.7 million to buyback 558,400 shares of its common stock in the second quarter.
    New orders in the second quarter of fiscal year 2006 were up compared to the first quarter, but remained just below shipments for the period. Strength in the broader end-markets of networking, industrial and consumer was offset by sluggishness in cellular phone applications. A mix shift towards lower-feature mobile phones and added competition has impacted average selling prices for certain power management products. Orders for various products used in notebook computers grew about 12 percent sequentially. Demand from automated test equipment customers rebounded in the second quarter and represented about 8 percent of total new orders.
    Jason Carlson, Semtech's President and Chief Executive Officer, commented on the quarter, "The continued cautious stance being taken by our customers is apparent in the second quarter results. So too are the cost reduction initiatives within the supply chains that support the cellular phone and notebook computer end-markets. Yet despite these macro conditions, two of the Company's product lines achieved record order and shipment levels, namely Protection Products and Networking and Industrial Power Management.
    "The completion of the XEMICS acquisition in the second quarter immediately enhances our ability to access the broader end-markets of medical and industrial," added Mr. Carlson. "It also provides Semtech with additional proprietary technology for selling to our core customer base in the areas of portable and communications."
    Mr. Carlson concluded, "Our focus on new product introductions, end-market diversification and leveraging our proprietary positions remains unchanged. The expectation is for improving demand as the second half of the year progresses."

    Third Quarter Outlook

    Semtech estimates that net sales for the third quarter that ends October 30, 2005 will be approximately $60.0 million. Turns orders (orders received and shipped in the same quarter) of approximately 46 percent are required to achieve this forecast. Earnings in the third quarter are forecasted to be 13 cents per diluted share, which includes an estimated 1 cent per share net-of-tax expense for the amortization of acquisition related intangibles and legal costs related to Semtech's litigation against its insurance company.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Forward-Looking and Cautionary Statements

    This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes," "projects," "should," "will," "plans" and similar words.
    Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
            (Table in thousands - except per share amounts)

                           Three Months Ended      Six Months Ended
                           July 31,   July 25,   July 31,    July 25,
                             2005       2004       2005        2004
                          (Unaudited)(Unaudited)(Unaudited)(Unaudited)

Net sales                   $57,989    $68,305   $114,163    $130,198
Cost of sales                25,867     27,470     50,369      52,581
Gross profit                 32,122     40,835     63,794      77,617

Operating costs and
 expenses:
Selling, general and
 administrative              10,915     11,272     21,429      21,580
Product development and
 engineering                  9,321      8,435     17,954      16,342
Acquisition related items     4,136          -      4,136           -
Insurance related legal
 expenses and
 (settlements), net          (1,726)        51     (1,132)         84

Total operating costs and
 expenses                    22,646     19,758     42,387      38,006

Operating income              9,476     21,077     21,407      39,611

Interest and other
 income, net                  1,402      1,288      3,337       2,182

Income before taxes          10,878     22,365     24,744      41,793
Provision for taxes           3,518      4,946      6,536       9,609

Net income                   $7,360    $17,419    $18,208     $32,184
                          ========== ========== ========== ===========

Earnings per share:
Basic                         $0.10      $0.23      $0.25       $0.43
Diluted                       $0.10      $0.22      $0.24       $0.41

Weighted average number of
 shares:
Basic                        73,816     74,452     73,830      74,339
Diluted                      76,372     78,658     76,530      78,777


Notes regarding Consolidated Statements of Income:

1.) In the six month period ended July 31, 2005, $125,000 of previously written-off inventory was sold. In the six month period ended July 25, 2004, $364,000 of previously written-off inventory was sold.



                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                   July 31,  Jan. 30,
                                                     2005      2005
                                                 (Unaudited)
Assets

Current assets:
Cash and cash equivalents                           $41,920   $82,154
Temporary investments                               108,921   108,167
Receivables, less allowances                         26,864    22,098
Inventories                                          30,708    24,734
Deferred income taxes                                 7,229     7,255
Other current assets                                 11,818     6,026
Total current assets                                227,460   250,434
Property, plant and equipment, net                   58,378    55,674
Investments, maturities in excess of 1 year         111,890   111,577
Deferred income taxes                                25,662    26,916
Goodwill                                             32,941         -
Other intangibles                                     6,294         -
Other assets                                         10,817    13,324

Total Assets                                       $473,442  $457,925
                                                 =========== =========

Liabilities and Stockholders' Equity

Current liabilities:
Notes payable to bank                                $1,288        $-
Accounts payable                                     16,086     9,504
Accrued liabilities                                  10,951    11,697
Income taxes payable                                  3,217     3,495
Deferred revenue                                      1,890     2,879
Deferred income taxes                                 1,645     1,443
Total current liabilities                            35,077    29,018
Deferred income taxes                                 2,198     2,131
Other long-term liabilities                           4,395     2,410
Total Stockholders' equity                          431,772   424,366

Total Liabilities and Stockholders' Equity         $473,442  $457,925
                                                 =========== =========


    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)